NEWS RELEASE
FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED DECEMBER 31, 2007

Wooster, Ohio (January 24, 2008) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net income of $446,000, or $.14 per diluted share, for the third fiscal quarter ended December 31, 2007, compared to $563,000, or $.18 per diluted share, for the third fiscal quarter ended December 31, 2006.  The decrease in net income was primarily due to increases in the provision for losses on loans and in general, administrative and other expense, partially offset by increases in net interest income and other income.

Net interest income increased $72,000 for the quarter ended December 31, 2007, compared to the quarter ended December 31, 2006.  Interest income increased $147,000 for the 2007 quarter, compared to the same quarter in 2006, primarily due to a shift in balance sheet composition from investment securities and residential mortgage loans toward higher yielding commercial and non-residential real estate loans, and the reinvestment of maturing investment securities and mortgage-backed securities cashflows into higher yielding securities.  Interest expense increased $75,000 compared to the prior year period as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit and borrowed funds.

The provision for losses on loans totaled $140,000 during the quarter ended December 31, 2007 compared to a provision of $10,000 during the quarter ended December 31, 2006, based primarily on an increase in non-performing loans, and on management’s evaluation of the portfolio performance indicators, growth in the commercial loan portfolio and economic conditions in our market area.  Non-performing loans increased to $2.1 million, or 0.82% of net loans at December 31, 2007, compared to $0.8 million, or 0.34% of net loans at December 31, 2006.  The increase in non-performing loans was comprised primarily of three commercial loans backed by real estate collateral totaling $1.1 million that have experienced payment difficulties and were placed on non-accrual during the quarter ended December 31, 2007.  Management has evaluated these three loans for specific impairment, including obtaining new appraisals, and made the necessary provision to reflect potential specific impairment.   All three loans are in the workout process, and based on current information, management expects that the adjusted carrying values of the loans will be realized.

Other income increased $25,000, due to increases in income on bank owned life insurance, trust department income and other fee income.  General, administrative and other expense increased by $188,000 primarily due to the effect of the absence of a state franchise tax refund recognized in the December 2006 quarter that did not recur in the December 2007 quarter, along with the effects of filling certain vacant staff positions that existed at December 31, 2006, normal merit payroll increases and increased costs of employee benefits during the December 2007 quarter compared to the December 2006 quarter.  Tax expense decreased $104,000 due to lower pre-tax income and the beneficial effect of additional tax advantaged investments.

For the nine month period ended December 31, 2007, net income totaled $1,516,000 or $0.49 per diluted share, compared to net income of $1,640,000, or $0.51 per diluted share for the nine months ended December 31, 2006.

Net interest income decreased $65,000 for the nine months ended December 31, 2007 compared to the nine months ended December 31, 2006.  Interest income increased $625,000 for the 2007 nine month period compared to the same period in 2006, as a result of a shift in portfolio composition from investment securities and residential mortgage loans toward higher yielding commercial and non-residential real estate loans and the reinvestment of maturing investment securities and mortgage-backed

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securities into higher yielding securities.  Interest expense increased $690,000 compared to the prior year period as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to certificates of deposit and borrowed funds.  A provision for losses on loans of $195,000 was made during the nine months ended December 31, 2007 compared to a provision of $70,000 for the nine months ended December 31, 2006, based on management’s evaluation of the portfolio performance indicators, growth in the commercial loan portfolio and economic conditions in our market area and the effect of the three non-performing commercial loans discussed above.

Other income increased $85,000, due primarily to increases in trust fees, income on bank owned life insurance and a $31,000 non-recurring gain on the disposal of a real estate owned property, partially offset by a decrease in other fee income.  General, administrative and other expense increased by $187,000 primarily due to increased state franchise tax expense as discussed above and increased occupancy and other operating expense, partially offset by a $2,000 decrease in employee compensation.  Employee compensation in the 2006 nine month period reflected severance expenses associated with a restructuring of the branch management organization recognized in the 2006 period that did not recur in the 2007 period, partially offset by the effects of filling certain vacant positions, normal merit payroll increases and increased costs of employee benefits as discussed above.  Tax expense decreased by $168,000 due to lower pre-tax income and the beneficial effect of additional tax advantaged investments.

Phillip E. Becker, President and Chief Executive Officer, stated that “the Company is aggressively focused on the monitoring of loan performance and the early implementation of workout arrangements with borrowers experiencing payment difficulties.   These efforts are in addition to our continued focus on discipline in the pricing of loans and deposits to manage the net interest margin and careful underwriting of new loan applications to manage the inherent risk in the Company’s loan portfolio.  The credit conditions in national markets have affected local markets primarily through increased competition for deposits required by larger competitors to meet their liquidity requirements, but also in a reduction in overall loan demand.  Both of these factors continue to pressure the net interest margin.  Management continues to work in a deliberate fashion to offset challenging economic and competitive conditions in the Company’s market area through control and reduction of non-interest expense while positioning the Company to better serve its customer base in the future.”

At December 31, 2007, Wayne Savings Bancshares, Inc. reported total assets of $401.0 million, down from total assets of $405.7 million at March 31, 2007. Deposits decreased $9.6 million, or 2.9%, to $323.9 million at December 31, 2007 from $333.5 million at March 31, 2007. Stockholders’ equity at December 31, 2007 amounted to $34.7 million, or 8.64% of total assets, compared to $34.4 million, or 8.49% of total assets at March 31, 2007.  The $218,000 increase in stockholders’ equity was primarily due a reduction in accumulated comprehensive loss as a result of mark to market adjustments to available for sale securities and the addition of net income, partially offset by the purchase of treasury shares and payment of dividends.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	December 31, 2007	March 31, 2007
	(Unaudited)
ASSETS

Cash, cash equivalents, & investment securities (1)	$44,681	$71,908
Mortgage-backed securities, net (1)	83,861	69,065
Loans receivable, net	248,389	240,049
Federal Home Loan Bank stock	4,829	4,829
Office premises & equipment, net	8,025	8,179
Real estate acquired through foreclosure	48	-
Other assets	11,127	11,707
TOTAL ASSETS	$400,960	$405,737

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$323,919	$333,540
Advances from Federal Home Loan Bank	38,500	34,500
Advances by borrowers for taxes & insurance	1,050	616
Accounts payable on mortgage loans serviced for others	283	197
Other liabilities	2,557	2,451
TOTAL LIABILITIES	366,309	371,304

Common stock (3,978,731 shares of $.10 par value issued at
December 31, 2007 and March 31, 2007)	398	398
Additional paid-in capital	36,136	36,106
Retained earnings	12,363	11,982
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,097)	(1,158)
Less Treasury Stock (853,725 shares at December 31, 2007 and
784,622 shares at March 31, 2007)	(13,273)	(12,419)
Accumulated other comprehensive income (loss), net of tax effects	124	(476)
TOTAL STOCKHOLDERS' EQUITY	34,651	34,433

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$400,960	$405,737
(1) Includes available for sale classifications.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)
(Unaudited)

	Three Months Ended
	December 31,
	2007	2006

Interest income	$5,826	$5,679
Interest expense	3,030	2,955
Net interest income	2,796	2,724
Provision for losses on loans	140	10
Net interest income after provision for loan losses	2,656	2,714
Other income	458	433
General, administrative, and other expense	2,543	2,355
Income before federal income taxes	571	792
Federal income taxes	125	229
Net income	$446	$563

Earnings per share
Basic	$0.14	$0.18
Diluted	$0.14	$0.18

Dividends per share	$0.12	$0.12

	Nine Months Ended
	December 31,
	2007	2006

Interest income	$17,318	$16,693
Interest expense	8,922	8,232
Net interest income	8,396	8,461
Provision for losses on loans	195	70
Net interest income after provision for loan losses	8,201	8,391
Other income	1,375	1,290
General, administrative, and other expense	7,567	7,380
Income before federal income taxes	2,009	2,301
Federal income taxes	493	661
Net income	$1,516	$1,640

Earnings per share
Basic	$0.49	$0.51
Diluted	$0.49	$0.51

Dividends per share	$0.36	$0.36

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended December 31,

	2007	2006

Quarterly Results

Net Interest Income	$2,796	$2,724
Net Income	$446	$563
Earnings Per Share:
Basic	$0.14	$0.18
Diluted	$0.14	$0.18
Average Assets	$400,932	$403,630
Average Equity	$34,717	$35,515
Return on Average Assets (Annualized)	0.44%	0.56%
Return on Average Equity (Annualized)	5.14%	6.34%

	For the Nine Months
	ended December 31,

	2007	2006

Nine Month Results

Net Interest Income	$8,396	$8,461
Net Income	$1,516	$1,640
Earnings Per Share:
Basic	$0.49	$0.51
Diluted	$0.49	$0.51
Average Assets	$397,528	$400,764
Average Equity	$34,329	$35,659
Return on Average Assets (Annualized)	0.51%	0.55%
Return on Average Equity (Annualized)	5.89%	6.13%

	December 31,	March 31,
	2007	2007

End of Period Data

Total Assets	$400,960	$405,737
Stockholders' Equity	$34,651	$34,433
Stockholders' Equity to Total Assets	8.64%	8.49%
Shares Outstanding	3,125,006	3,194,109
Book Value Per Share	$11.09	$10.78